For period ending 12-31-98
File Number 811 - 1838

77(C) Matters submitted to a vote of security holders.

a.    Special meeting of shareholders - August 12, 1998

      Total Outstanding Shares as of June 15, 1998: 11,450,454

b.    Matter voted on and number of affirmative/negative votes:

1. Directors Elected: S.M.S. Chadha, Robert M. DeMichele, Beverley C. Duer, Barbara R. Evans, Richard M. Hisey, Lawrence Kantor, Jerard F. Maher, Andrew
   M. McCosh, Donald B. Miller, John G. Preston and Allen H. Stowe.

   For All Nominees: 5,724,657  Withheld Authority: 300,689

                                             Votes        Votes         Votes
                                              For        Against      Abstained
                                           ---------    --------      ---------
2. Approval of an investment sub-advisory
   agreement between Lexington Management
   Corporation and Stratos Advisors, Inc.
   with respect to the Fund.............   5,087,021     250,464        687,860

3. Approval of a Plan of Distribution for
   the Fund.............................   4,425,280     464,675        311,389

4. Selection of KPMG LLP as Independent
   Auditors ............................   5,720,340     104,002        201,003